EXHIBIT 10.07

          PO Box 7850, MS 2550
          Mountain View, CA 94039-7850
By Hand

January 30, 2004

Nicholas Spaeth

Re: Your Resignation from Intuit

Dear Nick:

This letter confirms the terms of your separation of employment from Intuit Inc.

1.	Termination Date. Your resignation will be effective today.

2.	Acknowledgment of Payment of Wages. We will overnight to your Kansas City address your final paycheck that includes payment for all accrued wages, salary, accrued and unused vacation time, reimbursable expenses, and any similar payments (collectively “Wages”) due and owing to you from Intuit as of midnight today. By accepting these final payments, you will acknowledge and agree that Intuit does not owe you any other Wages. You acknowledge and agree that you will not be entitled to any payment under Intuit’s Performance Incentive Plan (“IPI”) for the fiscal year ending July 31, 2004 or any period.

3.	Sign-On Bonus Repayment. In satisfaction of your obligations under the Sign-On Bonus provisions of your November 12, 2003 offer letter, you will pay Intuit $87,510, which you have agreed to pay by check today.

4.	One-Time Bonus Repayment. In satisfaction of your obligations under the One-Time Bonus provisions of your November 12, 2003 offer letter, you will pay Intuit $229,175, which you have agreed to pay by check today.

5.	COBRA Continuation Coverage. Your Intuit provided health coverage will continue through the end of January 2004. If you are eligible for continued health coverage benefits and timely elect COBRA continuation, you may continue health coverage pursuant to the terms and conditions of COBRA at your own expense. Our COBRA administrator will contact you shortly. All other insured benefit coverage (e.g. life insurance, disability insurance, etc.) will end today.

6.	Stock Options. Intuit will provide you with a Stock Closing Statement that confirms that you are not vested in any of your option shares. Your option for Intuit stock will expire on your termination date.

7.	Return of Company Property. By signing below, you represent that you have returned all the Company property and data of any type whatsoever that was in your possession or control, including all documents and electronic data storage devices (including CD-ROMs, laptop computers, hard-drives, PDAs, etc).

8.	Confidential Information, Non-Disclosure Agreement and Trade Secrets. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s Confidential Information. Without limiting the Invention Assignment and Confidentiality Agreement you have previously executed, you agree you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party. You also confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any copies thereof. You further agree that you will comply with your continuing obligations pursuant to your November 12, 2003 Offer Letter from Intuit, including, without limitation, the obligations of the non-disclosure agreement you signed at the time of your hire into Intuit, including, without limitation, your 12 month Non-Solicitation obligation. You also agree to abide by all applicable laws and rules prohibiting your using or disclosing any of Intuit’s confidences, trade secret information and/or any information and documents subject to the attorney-client privilege and the work product doctrine.

Sincerely,

/s/ SHERRY WHITELEY Sherry Whiteley Sr. Vice President of Human Resources Intuit Inc.

REVIEWED, UNDERSTOOD AND AGREED:

/s/ NICHOLAS SPAETH	Date: Jan. 30, 2004

Nicholas Spaeth

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